Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 15, 2011, in this Amendment No. 4 to the Registration Statement (No. 333-173581) and related Prospectus of Francesca’s Holdings Corporation for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Dallas, Texas

July 12, 2011